                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                LTX Corporation
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             [LTX CORPORATION LOGO]
                               UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 9, 1997

     The Annual Meeting of Stockholders of LTX Corporation will be held at the Hilton at Dedham Place, 95 Dedham Place, Exit 14, Allied Drive off I-95 (Rte.
128), Dedham, Massachusetts, on December 9, 1997, beginning at 10:00 a.m. local time, for the following purposes:

          1. To elect three members to the Board of Directors to serve for three-year terms as Class II Directors.

          2. To consider and act upon a proposed amendment to the LTX Corporation 1990 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,525,000 shares.

          3. To consider and act upon a proposed amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder by 300,000 shares.

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 31, 1997 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.



                                            By Order of the Board

                                            JOSEPH A. HEDAL, Clerk

November 7, 1997

--------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                LTX CORPORATION

                                PROXY STATEMENT

                                                                November 7, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation ("LTX" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on December 9, 1997, and any adjournments thereof (the "1997 Annual Meeting"). Shares as to which a proxy has been executed will be voted as specified in the proxy. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included. A proxy may be revoked at any time by notice in writing received by the Clerk of the Company before it is voted, by executing a proxy with a later date or by attending and voting at the 1997 Annual Meeting.

     Solicitation of proxies by mail is expected to commence on November 7, 1997, and the cost thereof will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to whom the Company will pay a fee of $4,500 plus reimbursement for mailing and out-of-pocket expenses. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                               VOTING SECURITIES

     The Company's only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 31, 1997, is entitled to one vote for each share registered in such stockholder's name. As of that date, there were 36,789,528 shares of common stock issued and outstanding.

                              CERTAIN STOCKHOLDERS

     The following table sets forth, as of October 1, 1997, the amount and percentage of outstanding common stock of the Company beneficially owned by
(i) each person known by the Company to beneficially own 5% of the Company's outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executives" on page 5,
(iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company.

                                                                           NUMBER OF SHARES
                                                                            OF COMMON STOCK         PERCENT OF
                     NAME AND ADDRESS(1)                                 BENEFICIALLY OWNED(2)     COMMON STOCK
------------------------------------------------------------------------ ---------------------     ------------
State of Wisconsin Investment Board.....................................       3,255,900                8.9%
Ando Electric Co., Ltd..................................................       2,000,000                5.4%
Graham C. C. Miller.....................................................         484,880                1.3%
Roger W. Blethen........................................................         263,756                 *
Martin S. Francis.......................................................          98,200                 *
Kenneth E. Daub.........................................................          82,056                 *
Jacques Bouyer..........................................................          41,001                 *
Robert E. Moore.........................................................          39,502                 *
Samuel Rubinovitz.......................................................          39,333                 *
Roger J. Maggs..........................................................          38,332                 *
John J. Arcari..........................................................           1,040                 *
Stephen M. Jennings.....................................................           1,000                 *
Robert J. Boehlke.......................................................          --                     --
All current directors and executive officers as a group (9 persons).....         989,860                2.6%

---------------

 * Less than 1%.

(1) The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707 and Ando Electric Co., Ltd. is 19-7, Kamata 4-chome, Ota-ku, Tokyo 144, Japan.

(2) Shares owned by Messrs. Miller, Blethen, Daub, Bouyer, Moore, Rubinovitz, and Maggs, and by all executive officers and directors as a group include 266,300 shares, 181,838 shares, 78,800 shares, 35,001 shares, 37,002 shares,
    31,333 shares, 38,332 shares and 668,606 shares, respectively, under stock options which are presently exercisable or become so within sixty days.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The Board of Directors has fixed the membership of the Board of Directors at eight Directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the Class II Directors expires at the 1997 Annual Meeting. The nominees for election as Class II Directors are Messrs. Blethen, Boehlke and Maggs. Messrs. Blethen and Maggs were elected Directors at the Annual Meeting of Stockholders held in December 1994. Mr. Boehlke was elected a Director by the Board of Directors in June 1997. If re-elected, the Class II nominees will hold office until the Annual Meeting of Stockholders to be held in the year 2000.

     Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class II Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from any Class II Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee.

     Set forth below is information for each of the nominees for Class II Directors to be elected at the 1997 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of the Stockholders to be held in 1998 and 1999, respectively.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2000 ANNUAL MEETING (CLASS II DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
---------------------------------  ----------------------------------------------------------
Roger W. Blethen.................   Mr. Blethen, age 46, has been a Director since 1980. Mr.
                                     Blethen was appointed Chief Executive Officer of the
                                     Company in September 1996. Mr. Blethen has been a
                                     President of the Company since he was elected to that
                                     office in 1994 and was a Senior Vice President of the
                                     Company from 1985 until 1994. Mr. Blethen was a founder
                                     of the Company and served in a number of senior
                                     management positions with the Company since its
                                     formation in 1976.
Robert J. Boehlke................   Mr. Boehlke, age 56, was elected a Director of the Company in June 1997. Mr. Boehlke is currently Executive Vice
                                     President, Chief Financial Officer of KLA-Tencor
                                     Corporation, a position he has held since 1990. Between
                                     1983 and 1990, he held a variety of management positions
                                     with that company. Prior to his employment by
                                     KLA-Tencor, Mr. Boehlke was a partner at the investment
                                     banking firm of Kidder, Peabody & Company, Inc. from
                                     1971 until 1983.
Roger J. Maggs...................   Mr. Maggs, age 51, was elected a Director of the Company
                                     in 1994. Mr. Maggs is currently President of Celtic House
                                     Investment Partners, a private investment firm. Mr.
                                     Maggs was a Vice President of Alcan Aluminium Limited
                                     from 1986 until 1994.

DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING (CLASS III DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
---------------------------------  ----------------------------------------------------------
Jacques Bouyer...................   Mr. Bouyer, age 69, was elected a Director of the Company
                                     in 1991. Mr. Bouyer has been a management consultant since
                                     1990. Mr. Bouyer was Chairman of the Board and Chief
                                     Executive Officer of Philips Composants S.A., an
                                     electronics company which is a wholly-owned subsidiary
                                     of Philips Electronics N.V. from 1986 until his
                                     retirement from that company in 1990. He is currently an
                                     Honorary Chairman of that company. He is also a director
                                     of Richardson Electronics, Ltd.
Samuel Rubinovitz................   Mr. Rubinovitz, age 67, was elected a Director of the
                                     Company in 1994 and will become Chairman of the Board
                                     following the 1997 Annual Meeting. He was Executive Vice
                                     President of EG&G, Inc., responsible for the aerospace,
                                     optoelectronics and instrument product groups from 1989
                                     until his retirement in 1994. He is a director of
                                     Richardson Electronics, Ltd., KLA-Tencor Corporation and
                                     Kronos Inc.

DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING (CLASS I DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
---------------------------------  ----------------------------------------------------------
Stephen M. Jennings..............   Mr. Jennings, age 36, was elected a Director of the
                                     Company in September 1997. Mr. Jennings has been a
                                     Director of Monitor Company, a strategy consulting firm,
                                     since 1995. From 1988 to 1995, he was a consultant to
                                     that company.
Graham C. C. Miller..............   Mr. Miller, age 66, has been the Chairman of the Board of
                                     the Company since its formation in 1976. Mr. Miller will
                                     retire as a Director and as Chairman of the Board
                                     following the 1997 Annual Meeting and, at that time, he
                                     will become Chairman Emeritus. Mr. Miller was a founder
                                     of the Company and was President of the Company from
                                     1976 until February 1994. Mr. Miller is also a director
                                     of Newbridge Networks Corporation.
Robert E. Moore..................   Mr. Moore, age 59, has been a Director of the Company
                                     since 1989. Mr. Moore is currently President and Chairman
                                     of the Board of Reliable Power Meters, Inc., a company
                                     founded by him in 1992 which manufactures and sells
                                     power measurement instruments. He also was a founder of
                                     Basic Measuring Instruments, Inc., which manufactures
                                     and sells power measurement instruments. He served as a
                                     director of that company from 1982 until 1990 and as a
                                     Senior Vice President responsible for marketing and
                                     sales from 1985 until 1990.

RECOMMENDED VOTE

     The affirmative vote of the holders of a plurality of the Company's outstanding common stock present in person or by proxy and voting at the 1997 Annual Meeting is required to elect the Class II Directors. The Board of Directors recommends you vote "FOR" the election of its nominees for Class II Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a retainer of $12,000 per year, payable on a quarterly basis, a fee of $1,000 for each directors' meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares on the date first elected to the Board, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. All of such options have a fair market value exercise price. Directors who are not employees of the Company may also elect to pay premiums and receive benefits under the Company's group health insurance plans. For as long as Mr. Miller continues to serve as Chairman of the Board, he will receive an annual retainer and fees equal to twice that received by the other directors who are not employees of the Company. In fiscal 1997, Mr. Bouyer received, in addition, $18,000 for services as a consultant to the Company's French subsidiary and LTX has agreed to pay any uninsured medical expenses he may have while in the United States attending to business of the Company. Employee directors receive no separate, additional compensation or options for their services as directors.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors of the Company held seven meetings during the fiscal year ended July 31, 1997, and took other actions by unanimous consent of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served. The Board has a standing Compensation Committee which meets periodically and met seven times during the fiscal year ended July 31, 1997. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The members of the Compensation Committee are Messrs. Rubinovitz and Bouyer. The Board has a standing Audit Committee which meets periodically and met five times during the fiscal year ended July 31, 1997. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the accounting and financial functions of the Company, including the appointment of the Company's independent auditors. The members of the Audit Committee are Messrs. Boehlke, Maggs and Moore. The Board has a standing Strategic Planning Committee which meets periodically and met four times during the fiscal year ended July 31, 1997. The Strategic Planning Committee is responsible for long-term strategic plans for the Company. The members of the Strategic Planning Committee are Messrs. Blethen, Boehlke, Bouyer, Jennings, Miller, Moore and Rubinovitz. The Board has a standing Directors' Affairs Committee which meets periodically and met four times during the fiscal year ended July 31, 1997. The Directors' Affairs Committee is responsible for review of the make-up of the Board, proposals for new candidates to be members of the Board and review of compensation of directors. The members of the Directors' Affairs Committee are Messrs. Boehlke, Bouyer, Jennings, Maggs, Moore and Rubinovitz.

                           COMPENSATION OF EXECUTIVES

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the annual and long term compensation of the Company's President and Chief Executive Officer, the two other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1997 and one former executive officer who resigned in fiscal 1997, for the past three fiscal years (such executive officers are sometimes collectively referred to herein as the "named executive officers"):

                                                ANNUAL COMPENSATION               LONG TERM
                                      ---------------------------------------    COMPENSATION
                                                                   OTHER         ------------
           NAME                                                   ANNUAL           OPTIONS        ALL OTHER
  AND PRINCIPAL POSITION      YEAR     SALARY     BONUS(3)    COMPENSATION(5)     GRANTED(#)     COMPENSATION(8)
---------------------------   ----    --------    --------    ---------------    ------------    ------------
Roger W. Blethen...........   1997    $389,166    $100,000              0           290,000            5,520
  President and Chief         1996     300,000     316,650              0            50,000            6,210
  Executive Officer           1995     240,000     158,210(4)           0            30,000            1,380

Kenneth E. Daub............   1997     226,270      50,000              0            58,000            5,895
  Senior Vice President       1996     226,270      99,303              0                 0            5,762
                              1995     218,000     119,464              0            10,000              924

John J. Arcari.............   1997     200,000           0              0            65,000            5,260
  Chief Financial  Officer(1) 1996     191,000     116,855              0            15,000            5,226
                              1995     184,000      70,581              0            10,000              453

Martin S. Francis..........   1997      31,667           0        171,650(6)              0          178,353
  President(2)                1996     300,000     316,650         50,100(7)         50,000           89,414
                              1995     240,000     158,210              0            30,000           57,740

---------------

(1) Mr. Arcari resigned as Chief Financial Officer effective August 1, 1997.

(2) Mr. Francis resigned as a President of the Company in September 1996. See "Termination of Employment Arrangements" for additional information relating to such resignation.

(3) Amounts shown under "Bonus" column represent, for Mr. Daub, bonuses paid under the Executive Bonus Plan for fiscal 1997 and commission payments for fiscal years 1996 and 1995.

(4) Amount of bonus was $158,210; the amount actually paid in fiscal 1995 was reduced by $20,000 to adjust for an advance on Mr. Blethen's fiscal 1995 bonus which was paid as salary in fiscal 1994.

(5) Amounts shown under "Other Annual Compensation" column exclude perquisites if the aggregate amount of the named executive officer's perquisites was less than the lesser of $50,000 or 10% of such officer's salary plus bonus.

(6) Amount shown includes tax equalization payment of $171,133 and a $525 automobile allowance.

(7) Amount shown includes tax equalization payment of $45,379 and a $4,721 automobile allowance.

(8) Amounts shown under "All Other Compensation" column represent, for Messrs. Blethen, Arcari and Daub, taxable amounts in respect of term life insurance and 401(k) plan matching contributions made by the Company, and for Mr. Francis, in fiscal year 1997, salary continuation payments and, in fiscal years 1996 and 1995, amounts contributed to benefit plans generally available to employees of the Company who are citizens of the United Kingdom.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1997 by the Company to each of the named executive officers:

                                    INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                       -------------------------------------------            VALUE AT ASSUMED ANNUAL
                                     % OF TOTAL                                 RATES OF STOCK PRICE
                                      OPTIONS                             APPRECIATION FOR OPTION TERM(D)
                                      GRANTED           EXERCISE       --------------------------------------
                       OPTIONS      TO EMPLOYEES         PRICE         EXPIRATION
        NAME           GRANTED     IN FISCAL YEAR     PER SHARE(C)        DATE           5%           10%
--------------------   -------     --------------     ------------     ----------     --------     ----------
Roger W. Blethen....    30,000(A)        1.7%            $ 4.75          9/10/06      $ 89,633     $  227,145
                        80,000(A)        4.6%              4.50          9/17/06       226,440        573,840
                       180,000(B)       10.3%              4.81          3/19/07       544,588      1,038,085

Kenneth E. Daub.....     8,000(A)        0.5%            $ 4.50          9/17/06      $ 22,664     $   57,384
                        50,000(B)        2.9%              4.81          3/19/07       151,275        383,357

John J. Arcari......    15,000(A)        0.9%            $ 4.50          9/17/06      $ 42,458     $  107,595
                        50,000(B)        2.9%              4.81          3/19/07       151,275        383,357
Martin S. Francis...      --             --                 --             --             --            --

---------------

(A) These options become exercisable in three installments. Twenty percent become exercisable one year from the grant date, thirty-five percent become exercisable two years from the grant date and forty-five percent become exercisable three years from the grant date.

(B) These options will be fully exercisable on March 29, 2004, but are subject to earlier vesting if the Company attains certain earnings per share ("EPS") targets for any period of four consecutive quarters as follows: 10% when EPS is $0.25; 10% when EPS is $0.50; 15% when EPS is $0.75; 15% when EPS is $1.00; 25% when EPS is $1.25; and 25% when EPS is $1.50.

(C) All options have an exercise price equal to the fair market value of the Company's stock on the date of grant.

(D) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the common stock and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 1997 and the total number of unexercised options held on July 31, 1997, by each of the named executive officers:

                                                             NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                   OPTIONS AT                 IN-THE-MONEY OPTIONS
                                                                FISCAL YEAR END              AT FISCAL YEAR END(A)
                           SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
          NAME               ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------   ---------------    --------    -----------    -------------    -----------    -------------
Roger W. Blethen........             0           --         126,338         342,637        $ 436,670       $ 717,245
Kenneth E. Daub ........         8,000        $ 34,000       77,200          62,500        $ 328,505       $ 143,656
John J. Arcari..........             0           --          38,500          80,000        $ 161,094       $ 155,000
Martin S. Francis.......       151,500         470,937        --              --               --              --

---------------

(A) The closing price for the Company's common stock as reported by the Nasdaq National Market on July 31, 1997, the last business day of fiscal 1997, was $7.125. Value is calculated on the basis of the difference between the option exercise price and $7.125 multiplied by the number of shares of common stock underlying the option.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In connection with the resignation of Mr. Francis as a President of the Company in September 1996, the Company agreed to continue Mr. Francis' 1996 base salary and his health insurance through April 12, 1997. In addition, the Company agreed to continue to vest stock options previously granted to Mr. Francis through April 12, 1997. Mr. Francis had been a participant in the pension plan of the Company's United Kingdom subsidiary since 1982. Mr. Francis' final salary and bonus compensation for purposes of calculation of pension benefits was determined, under the rules of the pension plan and the United Kingdom Inland Revenue, to be $352,000. Based upon this final pensionable salary and his fifteen years of service with the Company, Mr. Francis received a current distribution in accordance with the rules of the pension plan of $1,730,000, in lieu of receiving a pension of $225,000 per year beginning in the year 2006.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into an Employment Agreement with Kenneth E. Daub, effective as of January 1, 1997. The agreement has an initial term of one year, and thereafter the employee relationship is at will. During the initial term of the agreement, Mr. Daub will receive a base salary of $226,000 and is eligible to receive a bonus based upon the Company achieving certain levels of pretax income. In addition, Mr. Daub has the right to terminate the agreement upon a "change of control" as defined in the agreement. Upon such a termination, Mr. Daub will be paid a lump sum cash amount equal to his then current annual base salary.

     Options granted to the named executive officers contain provisions pursuant to which, under certain circumstances, they shall become fully vested and immediately exercisable upon a "change of control event" as defined in such options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of two directors who are not employees of the Company. The Committee has met four times since the last Annual Meeting of Stockholders of the Company. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

     The Compensation Committee has identified six goals for its work on behalf of the Company:

          1. Insure appropriate linkage between executive compensation and creation of stockholder value.

          2. Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

          3. Determine the competitiveness of current cash and equity incentive opportunities.

          4. Evaluate the components of fixed salary and flexible compensation.

          5. Adopt and implement a cash bonus plan.

          6. Evaluate the effectiveness of the Company's equity opportunities for executives.

     In order to fulfill these goals, the Committee has reviewed various salary surveys conducted by consultants as well as proxy statements from eight companies in the semiconductor industry.

EXECUTIVE BONUS PLAN

     The Compensation Committee has adopted an Executive Bonus Plan for fiscal 1997 after reviewing the operation of the Executive Bonus Plan in effect during fiscal 1996 in order to determine whether adjustments to the arrangements were warranted. Based on the review, the Plan was adjusted in several respects for fiscal 1997. The Executive Bonus Plan provides for an annual cash bonus based upon a percentage of pretax income. Specific participation percentages for each executive officer were established with reference to the officer's area and scope of responsibility within the Company.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee determined that it was appropriate, given the resignation of Martin S. Francis as one the Presidents of the Company along with the information provided by salary surveys, to increase Mr. Blethen's base salary 33% from the level set by the Committee during fiscal 1996, and that any additional increase in total compensation should be derived from Mr. Blethen's participation in the Executive Bonus Plan and from stock options. The Committee also provided that Mr. Blethen receive a stock option at a fair market exercise price for a number of shares based upon the achievement of certain revenue targets in fiscal 1997. In addition, based upon the compensation study discussed under "Equity Arrangements" below, Mr. Blethen was granted a stock option at a fair market value exercise price with accelerated vesting based on the achievement of certain earnings per share targets for any period of four consecutive quarters. The decisions made with respect to the fiscal 1997 compensation of the Chief Executive Officer were intended to continue the Company's philosophy of aligning the interests of the Chief Executive Officer with the interests of the Company and its stockholders.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Committee determined the appropriate portion of each other executive officer's total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect for fiscal 1997. Bonuses were paid in fiscal 1997 to one other executive officer under this Executive Bonus Plan. The bonus was approximately 18% of the executive officer's total compensation. The Committee set base salaries with reference to both the base salary of the Chief Executive Officer and the salaries of officers with comparable responsibilities in the comparable companies. In addition, as a result of the compensation study discussed under "Equity Arrangements" below, the executive officers were granted stock options at a fair market value exercise price with accelerated vesting based on the achievement of certain earnings per share targets for any period of four consecutive quarters.

EQUITY ARRANGEMENTS

     The Company maintains two stock option plans and one employee stock purchase plan. Each executive officer is eligible for stock option grants under one of the stock option plans. In determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their stock options will achieve significant value and the stockholders will benefit generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

     A study conducted in early 1997 by a consultant engaged by the Company indicated that the Company's historical rate of granting stock options to its employees has been significantly below the rate of its peers. The consultant reviewed equity compensation information and data in related industries including a survey of 14 companies in the semiconductor industry. The study contained an analysis of (i) three year historical median and average annual grants and (ii) median and average total options, each as a percentage of total shares outstanding. Among its peers, the median annual grant was 3.5%; the average annual grant was 4.6%. The Company's average over the three year period was 1.0%. The median of total options outstanding was 7.8%; the average was 10.0%. The Company's average was 5.7%. As a consequence, during fiscal year 1997, the Company granted options at a higher rate than in the past and anticipates granting options at higher than historic rates in the future.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The Committee believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option granted under that Plan with an exercise price equal to the fair market value of the option share on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. In addition, under the terms of the LTX Corporation 1990 Stock Option Plan, no optionee may receive incentive stock options covering more than 300,000 shares in any fiscal year. Otherwise, it is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer.

                                            Samuel Rubinovitz
                                            Jacques Bouyer

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended July 31, 1997 with the total return on the Standard & Poor's 500 Composite Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100 was invested on July 31, 1992 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN*
  AMONG LTX CORPORATION, THE S & P 500 INDEX AND S & P TECHNOLOGY SECTOR INDEX

                          [PERFORMANCE CHART OMIITTED]

* $100 INVESTED ON 7/31/92 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JULY 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's common stock are required to report their ownership of the common stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended July 31, 1997.

     ITEM 2.  PROPOSAL TO AMEND THE LTX CORPORATION 1990 STOCK OPTION PLAN

     The Board of Directors has adopted an amendment to the LTX Corporation 1990 Stock Option Plan (as amended, the "1990 Plan"), subject to approval by the stockholders, to increase the number of shares of common stock reserved for issuance by 1,525,000 shares. The following is a summary of the material provisions of the 1990 Plan.

     The 1990 Plan is intended to advance the interests of the Company and its stockholders by improving the Company's ability to attract and retain qualified individuals who are in a position to contribute to the management and growth of the Company and its subsidiaries and to provide incentive for such individuals to contribute to the Company's future success.

     The 1990 Plan provides that the Company may grant options for not more than 3,700,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. If the amendment to the 1990 Plan is approved, the maximum number of shares available for option grants will be increased to 5,225,000 shares. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for reoffering under the 1990 Plan. Options under the 1990 Plan may be granted on or after October 24, 1990 but not later than October 23, 2000. As of October 1, 1997, 583,196 shares of common stock remain subject to further grant under the 1990 Plan.

     An option under the 1990 Plan may be granted only to an employee, director or consultant of the Company or its subsidiaries. The aggregate fair market value of common stock for which incentive options held by any participant may first become exercisable in any calendar year (determined as of the time the incentive option is granted) shall not exceed $100,000. No optionee may receive incentive stock options covering more than 300,000 shares in any fiscal year.

     The exercise price under each incentive option granted pursuant to the 1990 Plan shall not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of each nonstatutory option is not so limited.

     The 1990 Plan is administered by the Board of Directors of the Company or by a committee composed of members of the Board (the Board of Directors or any such committee being hereinafter referred to as the "Committee"). The Committee will have complete authority, subject to the limitations described in the 1990 Plan, to determine which eligible employees will be granted options, the time at which options will be granted, the number of shares covered by each option, and the option period.

     The 1990 Plan provides that each director who is not an employee of the Company will receive options to purchase 20,000 shares of the Company's common stock on the date first elected to the Board, and, at each Annual Meeting, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as a chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. Each such option will have a fair market value exercise price and will be exercisable, cumulatively, to the extent of twenty percent of the option shares on the first anniversary date of the grant of the option, thirty-five percent of the option shares on the second anniversary date of the option grant and forty-five percent of the option shares on the third anniversary date of the option grant. In the event any director standing for re-election is not re-elected to the Board, all of such director's unexercisable option shares will become exercisable immediately. The provisions of the 1990 Plan relating to directors who are not employees of the Company cannot be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

     Each option under the 1990 Plan will be evidenced by a written option agreement in such form as may be approved by the Committee. Each option will be exercisable in one or more installments at the time provided in the option agreement, except that no incentive option may be exercised later than 10 years from the date of its grant. Each incentive option will provide that the option will become immediately exercisable in full in the event of a change of control. Options granted under the 1990 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of an optionee only by the optionee. All rights to purchase shares will cease to accrue upon the death, disability or other termination of employment of an optionee, and any accrued rights not then exercised are exercisable within certain time periods depending on the nature of the termination.

     The 1990 Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code of 1986, but not all options granted under the 1990 Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 1990 Plan, and the Company will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of an incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date the option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as capital gain or loss. In that case the Company will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares on an amount equal to the difference between the fair market value at exercise and the incentive option exercise price. The Company will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some holders of options may be subject to a minimum tax upon exercise of those options. No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 1990 Plan. Upon the exercise of the nonstatutory option, however, the amount, if any, by which the fair market value of the shares at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case the Company will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

RECOMMENDED VOTE

     An affirmative vote of a majority of the Company's common stock issued and outstanding is necessary to approve the amendment to the LTX Corporation 1990 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,525,000 shares. The Board of Directors recommends that you vote 'FOR' this proposal.

 ITEM 3.  PROPOSAL TO AMEND THE LTX CORPORATION 1993 EMPLOYEES' STOCK PURCHASE
                                      PLAN

     The Board of Directors has adopted an amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan (the "Purchase Plan"), subject to approval by the stockholders, to increase the number of shares available for issuance under the Purchase Plan by 300,000 shares. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, there will be an insufficient number of shares available for purchase under the Purchase Plan in subsequent Offering Periods assuming that the maximum number of shares issuable during an Offering Period is purchased. The following is a summary of the material provisions of the Purchase Plan.

     The purpose of the Purchase Plan is to encourage ownership of stock by employees of the Company and its subsidiaries and to provide additional incentive for the employees to promote the success of the Company.

     The Purchase Plan provides that the Company may grant options for not more than 1,200,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. If the amendment to the Purchase Plan is approved, the maximum number of shares available for option grants will be increased to 1,500,000. Options are granted to eligible employees on each February 1 and August 1 which is designated by the Board of Directors as an Offering Commencement Date.

     All employees who are customarily employed by the Company or a participating subsidiary for more than twenty hours per week and more than five months per year will be eligible to receive options. No option will be granted, however, if after the exercise of the option and all other options held by the employee, the employee would own stock possessing five percent or more of the total voting power or value of the Company's stock. In addition, no option will be granted which will cause the optionee's right to purchase shares of the Company's common stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year.

     Eligible employees may elect to participate in the Purchase Plan by executing a membership agreement which provides for a percentage, which shall be a whole percentage between one and fifteen percent, or such range as may be determined by the Board of Directors, of his or her gross compensation to be withheld each pay period. Options granted under the Purchase Plan will be automatically exercised, on the date six months after the grant date (the "Offering Termination Date"), to the extent of the employee's accumulated payroll deductions not withdrawn on or prior to that date. The Purchase Plan limits the number of shares which can be issued for any six-month offering period under the Purchase Plan to 150,000 shares. Options will expire if not exercised on the Offering Termination Date relating to the shares or if the employee ceases, for any reason other than retirement or death, to be employed by the Company. Accumulated payroll deductions not applied to the exercise of options will be returned to the employee. Options granted under the Purchase Plan are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the optionee, may not be exercised by anyone other than the optionee. In the event of the death or retirement of the optionee, the employee or his or her beneficiary shall be entitled to withdraw the employee's accumulated payroll deductions or to exercise the employee's options to the extent of the employee's accumulated payroll deductions as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by the Company of a request therefor in writing.

     The exercise price is 85% of the lower of the market value of the stock on the Offering Commencement Date or the Offering Termination Date.

     The Purchase Plan is administered by the Board of Directors. The Purchase Plan may be amended or terminated at any time by the Board of Directors but no amendments may, without approval by the stockholders, increase the maximum number of shares purchasable under the Purchase Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the options may be granted or exercised under the Purchase Plan.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined by Section 423 of the Internal Revenue Code. Under the applicable Code provision, an employee will incur no federal income tax on either the grant or the exercise of an option granted under the Purchase Plan. If the employee sells or otherwise disposes of the shares within two years after the date the option was granted or within one year after the date the option was exercised, the employee will be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares at the time the option was exercised, and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee's tax basis in the shares, which is equal to the exercise price plus the amount taxed as ordinary income, will be recognized as a capital gain or loss.

     If the employee sells or disposes of the shares more than two years after the option was granted and more than one year after the option was exercised, the employee will be taxed at ordinary income rates on the amount equal to the excess of the fair market value of the shares at the time the option was granted, whichever is less, and the Company will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the optionee's tax basis in the shares will be recognized as a capital gain or loss.

     The Board of Directors believes that it is in the best interest of the Company and its stockholders to have the flexibility to be able to continue to offer its present and prospective employees options under an employee stock purchase plan to provide them with additional incentive to promote the success of the Company.

RECOMMENDED VOTE

     An affirmative vote of a majority of the Company's common stock issued and outstanding is necessary to approve the amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan to increase the number of shares of common stock for issuance available thereunder by 300,000 shares. The Board of Directors recommends that you vote "FOR" this proposal.

                        INFORMATION CONCERNING AUDITORS

     Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Company for the 1998 fiscal year, have served as auditors for the Company since 1980. Representatives of Arthur Andersen LLP are expected to be at the 1997 Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be submitted for vote at the 1998 Annual Meeting must be delivered to the Company on or before July 10, 1998. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the 1997 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                           ANNUAL REPORT ON FORM 10-K

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to the Company's stockholder information service at Direct Report Corporation, 132 Great Road, Stowe, Massachusetts 01775.

                                            JOSEPH A. HEDAL, Clerk

                                  DETACH HERE                             LTX F


                                LTX CORPORATION

                               UNIVERSITY AVENUE

                         WESTWOOD, MASSACHUSETTS 02090

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is solicited on behalf of the Board Of Directors

       The undersigned hereby appoints Roger W. Blethen and Glenn W. Meloni or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 31, 1997, at the annual meeting of stockholders to be
P   held on December 9, 1997, and any adjournments therof.
R
O      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTEED IN THE MANNER DIRECTED
X   HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
Y   WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. HOWEVER, YOU MUST SIGN AND RETURN THIS CARD TO ASSURE REPRESENTATION OF YOUR SHARES

                                                               -----------
                                                               SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE                SIDE
                                                               -----------

                                   DETACH HERE                            LTX F

[X] Please mark
    votes as in
    this example


PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO PROPOSALS NO. 1, 2, AND 3.


1. To elect three members to the Board of Directors to serve three-year terms as Class II Directors.
   Nominees: Roger W. Blethen, Robert J. Boehlke and Roger J. Maggs

            [ ]   FOR  [ ]  WITHHELD
                  ALL       FROM ALL
               NOMINEES     NOMINEES


[ ]_____________________________________________
   For, except vote withheld from the nominee(s) noted above.



2. Approval of the amendment to the       FOR   AGAINST   ABSTAIN
   LTX Corporation 1990 Stock             [ ]     [ ]       [ ]
   Option Plan to increase the number
   of shares of common stock
   reserved for issuance thereunder by
   1,525,000 shares.


3. Approval of the amendment to the       FOR   AGAINST   ABSTAIN
   LTX Corporation 1993 Employees'        [ ]     [ ]       [ ]
   Stock Purchase Plan to increase
   the number of shares of common
   stock available for issuance
   thereunder by 300,000 shares.


4. To transact such other business as may properly come before the meeting and any adjournments thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                [ ]


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature:_______________________ Date:_____________

Signature:_______________________ Date:_____________